Scudder Technology Fund, a series of Scudder Securities Trust - Item 77C

Registrant incorporates by reference Scudder Technology Fund's Proxy Statement dated September
7, 2004, filed on July 29, 2004 (Accession No. 0001193125-04-127306).

Shareholder Meeting Results:

A Special Meeting of Shareholders of Scudder Technology Fund
("Technology Innovation Fund"),
was held on November 4, 2004. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of Technology Innovation Fund to Scudder Technology
Fund ("Technology Fund"), in exchange for shares of Technology Fund and the assumption by
Technology Fund of all of the liabilities Technology Innovation Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of Technology
Innovation Fund in complete liquidation of Technology Innovation Fund.

Affirmative 		Against 		Abstain
7,961,702.987		328,338.159		212,678.957

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